Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
NAVITAS SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other(1)	7,165,816(2)(3)	$5.51(1)	$39,483,647	$147.60 per $1,000,000	$5,828.00
Total Offering Amounts					$39,483,647		$5,828.00
Total Fee Offsets							$0
Net Fee Due							$5,828.00

(1)
In accordance with Rule 457(h) and (c) under the Securities Act of 1933 (“Securities Act”), the fee calculation is based on a Proposed Maximum Offering Price Per Unit equal to the average of the high and low prices per share of the Class A Common Stock, par value $0.0001 per share (“Common Stock”), as reported on the Nasdaq Stock Market LLC for March 5, 2024, a date within five business days prior to the date of filing the registration statement.

(2)					Consists of shares of Common Stock issuable pursuant to awards under the Navitas Semiconductor Corporation 2021 Equity Incentive Plan.

(3)					Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional shares of Common Stock that may become issuable in respect of the identified shares to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.